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                                                                     EXHIBIT 5.1
                                  Law Offices

                                 JOEL BERNSTEIN

                                                             Area Code 305
P.O. Box 330072                                         Telephone:      751-3008
Miami, Florida 33233                                    Facsimile:      751-4928




July 24, 1996



Cable-Sat Systems, Inc.
2105 Hamilton Avenue, Suite 140
San Jose, CA  95125

Gentlemen:

I have acted as special counsel to Cable-Sat Systems, Inc., a Florida corporation (the "Corporation"), in connection with the offering of 4,594,000 shares of Common Stock, 1,150,000 Redeemable Common Stock Purchase Warrants, 100,000 Underwriters Warrants and 100,000 Underlying Underwriters Warrants. The offering of the shares and warrants is to be made pursuant to Registration Statement on Form S-1 filed with the Securities and Exchange Commission, File No. 333-06121 (the "Registration Statement").

I have acted as special counsel to the Corporation in connection with the preparation of the above-referenced Registration Statement.

Please be advised that I am of the opinion that the Corporation's Common Stock, Redeemable Stock Purchase Warrants, Underwriters Warrants, and Underlying Underwriters Warrants have been duly authorized by the Corporation, and when sold in accordance with the terms and conditions set forth in the Registration Statement, will be validly issued by the Corporation and fully paid and non-assessable.

I consent to the use of my name in the Registration Statement in the section of the Prospectus entitled "Legal Matters" and the filing of this letter as an exhibit to the Registration Statement.

                                        Yours very truly,


                                        /s/ Joel Bernstein
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